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                                                                    EXHIBIT 99.2


      Covad Communications Announces 6% Convertible Senior Notes Due 2005

SANTA CLARA, Calif.--(BUSINESS WIRE)--Sept. 20, 2000--Covad Communications (Nasdaq:COVD), the nation's leading broadband services provider utilizing DSL (digital subscriber line) technology, announced today that it has agreed to sell $500 million of 6% Convertible Senior Notes due 2005 with a conversion price of $17.775 per share. The amount of Notes issued may be increased by $75 million upon exercise of an over-allotment option. Covad Communications intends to use the net proceeds of the offering for capital expenditures to finance network expansion.

The securities to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful prior to registration or qualification under the securities laws of such state. The statements in this news release regarding the timing of the proposed offering and any other future aspects relating to the proposed offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including but not limited to, market conditions and the price and market for the notes proposed to be offered.


CONTACT: Covad Communications
Nick Kormeluk, 408/987-1615
InvestorRelations@covad.com